EMPLOYMENT AGREEMENT OF KAMEL YASSIN

AND SHAREHOLDERS AGREEMENT OF SOUND CITY, INC.

THIS AGREEMENT, made as of the 24th day of January, 2005, by and among

KAMEL YASSIN ("Kamel"), an individual having an address for purposes of this Agreement located at 259 High Crest Drive, West Milford, New Jersey 07480;

MERVET YASSIN ("Mervet"), an individual having an address for purposes of this Agreement located at 259 High Crest Drive, West Milford, New Jersey 07480;

SOUND CITY, INC., a New Jersey business corporation for profit ("SoundCity") having an address for purposes of this Agreement located at 45 Indian Lane East, Towaco, New Jersey 07082; and

MODERN TECHNOLOGY CORP., a Nevada business corporation for profit ("MOTG") having an address for purposes of this Agreement located at 1420 N. Lamar Blvd., Oxford Mississippi 38655.

The parties are executing and delivering this Agreement in connection with a transaction in which MOTG is acquiring the majority of the outstanding capital stock of SoundCity from Kamel and Mervet (the "Acquisition") pursuant to an agreement entitled "Agreement for Sale of Stock of Sound City, Inc. (the "Acquisition Agreement").

R E C I T A L S :

A. SoundCity is engaged in the business of selling and installing consumer electronics products in the audio, video, car, stereo and home theater lines of business.

B. Kamel has been an employee, director and officer of SoundCity and is familiar with its business and assets.

C. As a result of the Acquisition, MOTG owns 51% of the outstanding shares of SoundCity, and Kamel and Mervet each owns 24.5% of SoundCity's outstanding shares.

D. SoundCity and MOTG desires to have Kamel continue to be employed by SoundCity on a full-time basis as an executive officer of SoundCity, and to set forth in writing certain terms and conditions of such continued employment.

E. The parties believe the operation of SoundCity in accordance with this Agreement will be in the best interests of SoundCity, its officers, directors, shareholders, employees, and creditors.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Employment. SoundCity hereby continues the employment of Kamel, and Kamel accepts such continued employment, on the terms and subject to the conditions set forth in this Agreement. Kamel will be elected as President, Executive Vice President or other executive position of SoundCity during his term of employment under this Agreement. Kamel will in general have duties appropriate to his position and such specific duties as SoundCity's Board of Directors assigns to him from time to time. Kamel's services will be subject to the direction, supervision and control of SoundCity's Board of Directors, which shall set forth appropriate guidelines and instructions therefor. Kamel will work from one or both of the current business locations of SoundCity in Towaco (Montville) and Denville, New Jersey. Kamel will not be required to serve as an officer or director of MOTG or to work from another location. For a period of at least twenty-four (24) months after Kamel's employment commences under this Agreement, SoundCity's day-to-day accounting operations will be conducted under Kamel's supervision at SoundCity's current administration office in Towaco (Montville).

2. Term of Employment. Kamel's term of employment under this Agreement will commence on January 24th, 2005 ("Employment Commencement Date") and will continue for a term of five (5) years or until terminated earlier as hereinafter provided.

3. Compensation. SoundCity will pay Kamel the following direct and indirect compensation during the term of this Agreement:

a. Salary. SoundCity will pay Kamel a base salary of Two Hundred Thousand Dollars ($200,000) per year, or an aggregate salary of One Million Dollars ($1,000,000) over the five-year employment term. SoundCity will pay such salary in equal installments in accordance with SoundCity's normal payroll practice, but not less frequently than monthly. SoundCity shall deduct any payroll taxes and all other sums that it is obligated by law to withhold. SoundCity will also deduct any other amounts as directed or consented to by Kamel.

b. Consideration for Annual Bonus. SoundCity's Board of Directors will also consider Kamel for an annual cash bonus based on his performance.

c. Indirect Compensation. SoundCity will provide Kamel with continued health and hospitalization insurance coverage for himself and his family. The insurance benefits will be at least as comprehensive as the medical insurance coverage in effect through SoundCity immediately before the Acquisition. Kamel will also have continued use, at SoundCity's sole expense, of the company vehicle or a suitable replacement. Kamel shall be entitled to such sick days, vacation time and other perquisites of employment as Kamel and SoundCity may agree upon from time to time, but not less favorable than SoundCity provided prior to the Acquisition nor less favorable than the level of such benefits provided by SoundCity or MOTG for its other executive employees. MOTG shall pay legal fees associated with any regulatory reporting requirements Kamel may have resulting from his beneficial ownership of MOTG stock.

d. Commissions. SoundCity or MOTG or another subsidiary of MOTG will pay Kamel a cash commission of five percent (5%) of the value of all acquisitions that Kamel submits to SoundCity, MOTG or another subsidiary of MOTG if such acquisitions are carried out, in whole or in part and whether directly or indirectly, by MOTG, its subsidiaries, affiliates or principals (including, without limitation, Anthony Welch). The cash commission shall be determined based upon the total value of all consideration paid for, or in connection with the acquisition of, the acquired entity or its assets or business. Unless Kamel agrees otherwise in a particular transaction, each cash commission shall be payable at the time of closing of the acquisition. In addition to such cash commissions, MOTG will pay Kamel commissions in the form of one (1) share of MOTG Common Stock for every $50 of gross revenue generated by those businesses managed, acquired or expanded through Kamel's efforts.

MOTG Share Purchase Rights. Kamel will have the annual right to purchase shares of registered and immediately tradable MOTG Common Stock. The purchase price ("MOTG Stock Purchase Price") will be equal to 65% of such Common Stock's market price on a date determined by Kamel. The annual right will fully vest and become fully exercisable at any time after MOTG's gross revenue for any period of twelve consecutive months has been determined, but not later than the date on which such revenue has either been publicly reported or approved by MOTG's independent certified public accountant. SoundCity and MOTG agree to notify Kamel promptly upon becoming aware of such gross revenue. Kamel will have the power to transfer such stock purchase right, in whole or in part, at any time. Kamel's share purchase rights will not lapse by virtue of a termination of Kamel's employment within the five-year employment term unless the employment terminates for "Good Cause" as defined elsewhere in this Agreement. The share purchase rights based on revenues during the fifth employment year under this Agreement will be exercisable even though the five-year employment term has expired. The right for a particular year will lapse if not exercised within ten (10) years after MOTG has notified Kamel in writing that the right has become exercisable with respect to such year. The number of shares of MOTG Common Stock covered by this annual right shall be one (1) share for each Dollar represented by five percent (5%) of the gross revenues of MOTG subsidiaries related to Sound City or revenues from businesses managed or acquired through the efforts of Kamel. during the preceding fiscal year. For example, if MOTG's gross revenue for one year is $200,000, then 5% of such gross revenue would be $10,000 and as a result, Kamel would have the right to purchase 10,000 shares with respect to such year at the MOTG Stock Purchase Price (described above).

Disability. If Kamel is unable to perform his duties due to accident, illness or other disability, SoundCity will continue to pay and provide 100% of Kamel's base salary and other direct and indirect compensation for a period of up to six (6) consecutive months or until the end of the five-year employment term, if sooner. If Kamel is unable to perform his duties due to accident, illness or other disability for longer than six (6) consecutive months, then SoundCity may elect to terminate Kamel's employment under this Agreement due to "Permanent Disability." If Kamel's employment terminates due to his Permanent Disability before the end of the five-year employment term, SoundCity shall promptly pay to Kamel, as a disability benefit, an amount equal to fifty percent (50%) of the difference between (1) One Million Dollars ($1,000,000) and (2) the base salary already paid to Kamel under subsection 3.a. hereof.

Death Benefit. If Kamel's employment terminates due to his death during the five-year employment term, SoundCity shall promptly pay to Kamel's Estate, as a death benefit, an amount equal to fifty percent (50%) of the difference between (1) One Million Dollars ($1,000,000) and (2) the base salary already paid to Kamel under subsection 3.a. hereof. Such death benefit will not be reduced by any group term life insurance benefit provided to a beneficiary named by Kamel pursuant to a group term life insurance plan maintained by SoundCity and/or MOTG.

Termination of Kamel's Employment Without Cause. If SoundCity terminates Kamel's employment without Kamel's consent, other than a termination for "Good Cause" (as hereinafter defined), SoundCity shall promptly pay to Kamel, as a severance benefit, an amount equal to fifty percent (50%) of the difference between (1) One Million Dollars ($1,000,000) and (2) the base salary already paid to Kamel under subsection 3.a. hereof. For purposes hereof, the phrase "Good Cause" means the occurrence of any of the following:

(1) personal dishonesty, fraud or gross misconduct by Kamel in connection with the performance of his duties of employment that caused substantial economic damage to SoundCity or substantial injury to its business reputation;

(2) Kamel's breach of fiduciary duty to SoundCity involving material personal profit to Kamel without the knowledge or consent of MOTG or directors of SoundCity;

(3) Kamel's willful and intentional failure to perform stated duties that are reasonably within the scope of Kamel's employment under this Agreement after written notice from SoundCity specifying such failure and requesting performance and giving Kamel a reasonable time within which to cure such failure; or

(4) Kamel's commission of theft, embezzlement or another act relating to Kamel's employment that constitutes a willful violation of any applicable law.

i. SEC Registration and Related Matters. MOTG will, at its sole cost and expense, and as soon as is practicable and within a reasonable time, file with the United States Securities and Exchange Commission, and diligently prosecute to conclusion and thereafter continuously maintain in effect, a registration statement, on SEC Form SB-2 or other applicable registration form, covering all shares of MOTG Common Stock potentially issuable to Kamel pursuant to the Commission provisions described above and upon the exercise of Kamel's MOTG Share Purchase Rights described above. If no registration statement is in effect, after the issuance of MOTG Common Stock to Kamel, that permits Kamel to sell such Common Stock on the established securities trading market on which MOTG Common Stock trades, MOTG will at Kamel's request promptly purchase from Kamel, at the established trading price per share, the shares of Common Stock that Kamel desires to sell. If Kamel desires to sell MOTG Common Stock but there is no trading market for such Common Stock, MOTG will purchase such shares from Kamel at a price per share to be agreed upon by the parties, but not less than the book value thereof or, if higher, the par value thereof.

4. Corporate Governance and Operations.

a. Directors. SoundCity's Board of Directors will manage its affairs pursuant to SoundCity's Certificate of Incorporation and Bylaws, as amended from time to time, and the New Jersey Business Corporation Act. Kamel is not entitled by virtue of this Agreement to be elected as a director of SoundCity, nor is Kamel required by this Agreement to serve as a director of SoundCity even if he is elected to such position by MOTG or other holders of a majority of the outstanding shares of SoundCity entitled to vote.

b. Officers. SoundCity will have such officers as are required by applicable law and such other officers as its Board of Directors may from time to time elect or appoint. Such officers shall serve at the pleasure of the Board of Directors. Concurrently herewith Kamel is being elected as SoundCity's President.

Intercompany Dealings. SoundCity and MOTG jointly and severally agree to respect the existence of SoundCity as an entity separate from MOTG and the rights of Kamel and Mervet as minority shareholders of SoundCity, and to instruct all individuals for whom MOTG votes to serve as directors to respect such separate existence and minority shareholder rights. So long as Kamel and/or Mervet is a shareholder of SoundCity, all transactions between SoundCity, on the one hand, and MOTG and/or any other subsidiary or affiliate of MOTG, on the other hand, will be on terms that are no less favorable to SoundCity than an arm's length relationship would be.

Dilution. So long as Kamel and/or Mervet are stockholders of SoundCity, MOTG and SoundCity will not take actions that unfairly or unreasonably dilute the SoundCity share interests of Kamel and Mervet, their successors and assigns.

Covenants in Acquisition Agreement. MOTG and SoundCity will adhere to the affirmative and negative covenants to be performed by them pursuant to the Acquisition Agreement for the benefit of the minority shareholders of SoundCity, including without limitation section 4.8 thereof.

5. Termination. Kamel's employment under this Agreement shall terminate before the end of the five-year employment term described in section 2 hereof, upon the occurrence of any of the following events:

a. Kamel's Permanent Disability (as defined above) or death;

b. Upon the termination of Kamel's employment for Good Cause as defined elsewhere in this Agreement;

c. At Kamel's election, if SoundCity or MOTG defaults in any obligation to Kamel hereunder, including without limitation (1) the payment of any installment of Kamel's base salary and further including paying or providing any other direct or indirect compensation due to Kamel, and the continued failure to cure such default without sixty (60) days after the due date thereof, and further including (2) a default under any presently existing of future lease by SoundCity, or any other affiliate of MOTG, of business premises owned by Kamel and/or Mervet and/or any entity in which Kamel and/or Mervet has an ownership interest, and the continued failure to cure such lease default within the cure period, if any, provided in such lease.

d. At Kamel's election, the filing of an involuntary petition in bankruptcy against SoundCity or MOTG and the subsequent adjudication of SoundCity or MOTG as a bankrupt under the United States Bankruptcy Code;

e. At Kamel's election, the filing of an involuntary application for receivership against SoundCity or MOTG and the subsequent appointment of a receiver for SoundCity or MOTG on the grounds of insolvency, unless such application or appointment is dismissed or terminated within 90 days after such action has occurred;

f. At Kamel's election, the execution by SoundCity or MOTG of a voluntary petition in bankruptcy, an application for a receiver, or an assignment for the benefit of creditors; or

g. At Kamel's election, the voluntary or involuntary complete liquidation or dissolution of SoundCity or MOTG.

h. Upon Kamel's voluntary written resignation.

If Kamel elects to terminate his employment under subsections 5.c., 5.d., 5.e., 5.f. or 5.g. of this section, SoundCity shall promptly pay to Kamel an amount equal to fifty percent (50%) of the difference between (1) One Million Dollars ($1,000,000) and (2) the base salary already paid to Kamel under subsection 3.a. hereof.

6. Guaranty by MOTG; Certain Remedies. MOTG unconditionally guarantees SoundCity's performance of SoundCity's financial obligations to Kamel under this Agreement. Kamel will be entitled to recover from SoundCity and MOTG all costs of collection and enforcement, including attorneys' fees, if SoundCity or MOTG fails to perform any of their respective financial or other obligations to Kamel under this Agreement in timely fashion.

7. Entire Agreement; Amendments. This Agreement, together with the Acquisition Agreement to the extent provisions of the Acquisition Agreement are referred to in this Agreement, contains the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter, except as specifically provided to the contrary herein. This Agreement may be amended or modified only by writing signed by the parties hereto.

8. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by facsimile transmission and confirmed by first class mail, or mailed by certified mail, return receipt requested and postage prepaid, as follows:

If to MOTG and/or SoundCity:

Modern Technology Corp./Sound City, Inc.

1420 N. Lamar Blvd.

Oxford, MS 38655

Attention: Mr. Anthony K. Welch, Chairman and CEO

with copy to:

Jim Parson, Esq.

Suite 2070 Skyline Tower

10900 N.E. 4th Avenue

Bellevue, WA 98004

If to Kamel and/or Mervet:

Kamel Yassin/Mervet Yassin

259 High Crest Drive

West Milford, New Jersey 07480

with copy to:

William S. Robertson, III, Esq.

Williams, Caliri, Miller & Otley, P.C.

1428 Route 23,

PO Box 995

Wayne, NJ 07474-0995

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. If mailed as aforesaid, any such communication shall be deemed to have been given on the third business day following that on which the piece of mail containing such communication is posted; provided that any communication sent by telecopy or telex and confirmed by mail (postage prepaid) shall be deemed to have been given at the time of transmission.

10. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

11. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflicts of laws provisions. Any disputes regarding the transactions contemplated by this Agreement shall be resolved by the Superior Court of New Jersey in Morris County, New Jersey. The parties hereto consent to the jurisdiction of such Court and to the service of process by certified mail, return receipt requested, at the address provided herein for notices.

12. Gender and Number; Person. Any reference expressed in any gender shall be deemed to include each of the other genders, and the singular shall be deemed to include the plural and vice versa, unless the context otherwise requires. The term "person" as used in this Agreement, unless the context otherwise requires, shall include any individual and any corporation, partnership, association, or other entity or group.

13. Waivers. Any party to this Agreement may, by written notice to the other parties hereto, waive any provision of this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of any other provision of this Agreement.

14. Parties Bound; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto, the heirs and personal representatives of Kamel and Mervet, and the respective successors and permitted assigns of the parties hereto, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other parties.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement.

ATTEST: ________________________________ , Secretary	SOUND CITY, INC. By:/s/ Kamel Yassin Kamel Yassin , President
ATTEST: ________________________________ , Secretary	SOUND CITY, INC. By:/s/ Anthony Welch Anthony Welch , Vice President
ATTEST: ________________________________ Anthony Welch , Secretary	MODERN TECHNOLOGY CORP. By:/s/ Anthony Welch Anthony Welch , CEO
WITNESS: ________________________________	/s/ Kamel Yassin Kamel Yassin, individually
WITNESS: ________________________________	/s/ Mervet Yassin Mervet Yassin, individually